EXHIBIT 10.30

OCEANFIRST FINANCIAL CORP.

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is entered into as of February 22, 2013, by and between OceanFirst Financial Corp. (the “Holding Company”), a corporation organized under the laws of Delaware, with its principal administrative office at 975 Hooper Avenue, Toms River, New Jersey 08753, and Christopher D. Maher (the “Executive”). The term “Bank” refers to OceanFirst Bank, the wholly-owned subsidiary of the Holding Company or any successor thereto.

WHEREAS, Executive has agreed to serve in the employ of the Holding Company or an affiliate thereof; and

WHEREAS, the Holding Company recognizes the substantial contribution Executive will make to the Holding Company and wishes to protect his position therewith for the period provided in this Agreement.

NOW, THEREFORE, in consideration of the contribution and responsibilities of Executive, and upon the other terms and conditions hereinafter provided, the parties hereto agree as follows:

1.	POSITION AND RESPONSIBILITIES.

During the period of Executive’s employment hereunder, Executive agrees to serve as President and Chief Operating Officer of the Holding Company. The Executive shall render administrative and management services to the Holding Company such as are customarily performed by persons in a similar executive capacity. During said period, Executive also agrees to serve, if elected, as an officer and director of any subsidiary of the Holding Company.

2.	TERMS.

(a) The initial term of Executive’s employment under this Agreement shall commence as of March 25, 2013, or such other date as mutually agreed by the parties (the “Effective Date”) and shall continue through December 31, 2014. Effective as of January 1, 2015, and continuing each year thereafter, the disinterested members of the board of directors of the Holding Company (the “Board”) may extend the Agreement an additional period unless the Executive elects not to extend the term of this Agreement by giving written notice to the Holding Company. The Board will review the Agreement and Executive’s performance annually for purposes of determining whether to extend the Agreement and the rationale and results thereof shall be included in the minutes of the Board’s meeting. The Board shall give notice to the Executive as soon as possible after such review as to whether the Agreement is to be extended.

(b) During the period of Executive’s employment hereunder, except for periods of absence occasioned by illness, reasonable vacation periods, and reasonable leaves of absence,

Executive shall devote substantially all his business time, attention, skill, and efforts to the faithful performance of his duties hereunder including activities and services related to the organization, operation and management of the Holding Company and its direct or indirect subsidiaries (“Subsidiaries”) and participation in community and civic organizations; provided, however, that, with the approval of the Board, as evidenced by a resolution of such Board, from time to time, Executive may serve, or continue to serve, on the boards of directors of, and hold any other offices or positions in, companies or organizations, which, in such Board’s judgment, will not present any conflict of interest with the Holding Company or its Subsidiaries, or materially affect the performance of Executive’s duties pursuant to this Agreement.

(c) Notwithstanding anything herein contained to the contrary, Executive’s employment with the Holding Company may be terminated by the Holding Company or Executive during the term of this Agreement, subject to the terms and conditions of this Agreement. Moreover, in the event the Executive is terminated or suspended from his position with the Bank, Executive shall not perform, in any respect, directly or indirectly, during the pendency of his temporary or permanent suspension or termination from the Bank, duties and responsibilities formerly performed at the Bank as part of his duties and responsibilities as President and Chief Operating Officer of the Holding Company.

3.	COMPENSATION AND REIMBURSEMENT.

(a) The Executive shall be entitled to a salary from the Holding Company or its Subsidiaries of $375,000 per year (“Base Salary”). Base Salary shall include any amounts of compensation deferred by Executive under any qualified or unqualified plan maintained by the Holding Company and its Subsidiaries. Such Base Salary shall be payable bi-weekly. The Committee or the Board may increase Executive’s Base Salary and any increased Base Salary shall become the “Base Salary” for purposes of this Agreement. In addition to the Base Salary provided in this Section 3(a), the Holding Company shall also provide Executive, at no premium cost to Executive, with all such other benefits as provided uniformly to permanent full-time employees of the Holding Company and its Subsidiaries.

(b) The Executive shall be entitled to participate in any employee benefit plans, arrangements and perquisites substantially equivalent to those in which Executive was participating or otherwise deriving benefit from immediately prior to the beginning of the term of this Agreement, and the Holding Company and its Subsidiaries will not, without Executive’s prior written consent, make any changes in such plans, arrangements or perquisites which would materially adversely affect Executive’s rights or benefits thereunder, except to the extent that such changes are made applicable to all Holding Company and Bank employees eligible to participate in such plans, arrangements and perquisites on a non-discriminatory basis. Without limiting the generality of the foregoing provisions of this Subsection (b), Executive shall be entitled to participate in or receive benefits under any employee benefit plans including, but not limited to, retirement plans, supplemental retirement plans, pension plans, profit-sharing plans, health-and-accident plans, medical coverage or any other employee benefit plan or arrangement made available by the Holding Company and its Subsidiaries in the future to its senior executives and key management employees, subject to and on a basis consistent with the terms, conditions and overall administration of such plans and arrangements. Executive shall be entitled to incentive compensation and bonuses as provided in any plan of the Holding Company and its

Subsidiaries in which Executive is eligible to participate. Nothing paid to the Executive under any such plan or arrangement will be deemed to be in lieu of other compensation to which the Executive is entitled under this Agreement.

(c) During the term of this Agreement, the Holding Company will purchase or lease for Executive a mutually agreed upon automobile for Executive’s business and ancillary personal use subject to the Holding Company’s vehicle policy. The Holding Company shall cover all repairs and operating expenses of such vehicle, including the cost of liability, comprehensive and collision insurance in such amounts as the Holding Company deems appropriate. Executive acknowledges that he may recognize taxable income in connection with this use of such vehicle and that these amounts will be reflected on Executive’s W-2 as required by law.

(d) Subject to reasonable documentation, the Holding Company will reimburse Executive for actual, reasonable relocation expenses incurred within twelve (12) months from the Effective Date in connection with the relocation of his residence from Randolph, NJ to a mutually agreeable location within commutable distance (under 40 minutes) of the Holding Company’s headquarters in Toms River, NJ. These reimbursable relocation expenses shall include: (i) the real estate commission in connection with the sale of his Randolph, NJ residence; (ii) closing costs on the primary residence Executive purchases in the Toms River, NJ area; (iii) moving expenses; and (iv) temporary housing expenses not to exceed $1,200 per month or more than six (6) months in duration. The total amount of relocation expenses under this Subsection 3(d) shall not exceed $75,000 (plus a tax gross-up for federal, state and local income taxes for expenses that are not deductible by Executive on his personal federal income tax return). If within twelve (12) months of being reimbursed, Executive resigns from the Holding Company without “Good Reason” as defined in Section 4(a) hereof or his employment is terminated for “Cause” as defined in Section 7 hereof, the Executive will, upon such resignation or termination, repay the Holding Company any and all such relocation expenses previously paid the Executive, including any tax gross-ups.

(e) Beginning with 2013, and on a yearly basis thereafter, Executive will be eligible to participate in the Holding Company’s annual incentive program under the OceanFirst Financial Corp. 2011 Cash Incentive Compensation Plan with targets tied to varying performance levels of the Holding Company, the Bank and the Executive, all as determined by the Compensation Committee. The final terms and conditions of the Executive’s participation in the annual incentive program for 2013 will be set forth in a separate document to be presented to Executive within ninety (90) days after the Effective Date and shall reflect a target bonus for Executive equal to 45% of his Base Salary (prorated for actual dates of employment during 2013), with a threshold bonus of 50% of the target bonus and a maximum bonus equal to 150% of the target bonus.

(f) Within ninety (90) days after the Effective Date, Executive shall be granted awards of 22,500 nonqualified stock options under the OceanFirst Financial Corp. 2011 Stock Incentive Plan covering shares of Holding Company stock and a number of restricted shares with a compensation expense equal to the compensation expense of such stock options as determined by the Holding Company. Any such awards shall be subject to the terms and conditions of the OceanFirst Financial Corp. 2011 Stock Incentive Plan and such other terms and conditions as may be set forth in the applicable Award Agreements as determined by the

Compensation Committee. Such restricted shares and options described shall vest in five equal annual installments with the first installment vesting no later than the first anniversary of the award date.

(g) Within ninety (90) days of the Effective Date, the Holding Company and the Executive shall enter into a mutually agreeable Supplemental Executive Retirement Plan Agreement (the “SERP”) that provides for the Holding Company or the Bank to establish a bookkeeping account that shall be utilized solely as a device for the measurement and determination of the amounts to be paid to Executive, or his designated beneficiary, if appropriate, pursuant to the terms of the SERP. Within sixty (60) days following the close of each calendar year during the term of this Agreement, the Holding Company or Bank will credit to such account an amount set opposite the completed calendar year according to Schedule A attached hereto. If the Executive continues to be employed by the Holding Company or the Bank until the Executive’s 65th birthday, the account balance, adjusted for credited earnings and losses, shall be paid to Executive no later than March 15 following the calendar year in which the Executive’s retirement occurs. If the Executive’s employment with the Holding Company and all of its Subsidiaries terminates before the Executive’s 65th birthday, the contributions to the account for the preceding five (5) years, adjusted for credited earnings and losses on such contributions, shall be forfeited unless the termination occurred on account of the Executive’s death, a Termination without Cause, or a resignation for Good Reason. In the event of the Executive’s death, Termination without Cause, or resignation for Good Reason, the balance in the account at the time of such event, adjusted for earnings and loses, shall be paid to the Executive or his designated beneficiaries no later than March 15 following the calendar year in which the Executive’s termination of employment or death occurs.

(h) In addition to the Base Salary provided for by paragraph (a) of this Section 3 and other compensation provided for by this Section 3, the Holding Company shall pay or reimburse Executive for all reasonable travel and other reasonable expenses incurred in the performance of Executive’s obligations under this Agreement and may provide such additional compensation in such form and such amounts as the Board may from time to time determine.

(i) Notwithstanding any other provisions of this Agreement, in addition to any clawback or forfeiture provisions required by law and applicable to the Holding Company or any of its Subsidiaries, the compensation provided under this Agreement or under any incentive compensation plan in which the Executive participates shall be subject to the terms of: (i) the Holding Company’s recoupment policy as in effect on the Effective Date or any other policy adopted thereafter by the Board of Directors of the Holding Company or the Compensation Committee thereof in order to comply with any applicable law, regulation, order, stock exchange listing requirement, including, without limitation, the Dodd-Frank Wall Street Reform and Consumer Protection Act and the regulations thereunder (or any policy of the Holding Company adopted pursuant to any such law, government regulation, order or stock exchange listing requirement); and (ii) any clawback or forfeiture provisions in the Holding Company’s incentive compensation plans in which the Executive participates or the award agreements with respect to the Executive’s awards thereunder.

4.	PAYMENTS TO EXECUTIVE UPON AN EVENT OF TERMINATION.

(a) Upon the occurrence of an Event of Termination (as herein defined) during the Executive’s term of employment under this Agreement, the provisions of this Section shall apply. As used in this Agreement, an “Event of Termination” shall mean and include any one or more of the following: (i) the termination by the Holding Company of Executive’s full-time employment hereunder for any reason other than termination governed by Section 5(a) hereof, or for Cause, as defined in Section 7 hereof; or (ii) Executive’s resignation from the Holding Company’s employ for “Good Reason,” which shall mean without Executive’s consent (A) a material reduction of Executive’s authority, duties or responsibilities with respect to the Holding Company or its Subsidiaries, including the failure to elect or reelect or to appoint or reappoint Executive as President and Chief Operating Officer; (B) a material reduction of Executive’s salary; or (C) a material change the geographic location at which the Executive must perform his services to the Holding Company; (D) a material breach of this Agreement; or (E) if, by July 31, 2014, the Company has not extended this Agreement to a term ending no earlier than July 31, 2015. Upon the occurrence of any event described in clauses (A) through (E) above constituting “Good Reason,” Executive shall have the right to elect to terminate his employment by resignation within six months after initial existence of the event giving rise to said right to resign; provided that within 30 days after the initial existence of the basis for resignation Executive has provided the Holding Company written notice of the circumstances providing the basis for resigning on account of “Good Reason” and the Holding Company has failed to remedy such circumstances within 30 days after receiving such notice. A resignation by Executive without complying with the notice and opportunity to remedy provisions in this Agreement shall not constitute a resignation for “Good Reason” for any purpose of this Agreement.

(b) Upon the occurrence of an Event of Termination, on the Date of Termination, as defined in Section 8, the Holding Company shall be obligated to pay Executive, or, in the event of his subsequent death, his beneficiary or beneficiaries, or his estate, as the case may be, an amount equal to the greater of: (i) the amount of the remaining payments that the Executive would have earned if he had continued his employment with the Bank during the remaining term of this Agreement at the Executive’s Base Salary at the Date of Termination; or (ii) the Executive’s annual Base Salary at the Date of Termination. Such payment shall be made in a lump sum within five business days of the Date of Termination, subject to delayed payment pursuant to Section 22 hereof, if applicable. Such payment shall not be reduced in the event the Executive obtains other employment following termination of employment.

(c) Upon the occurrence of an Event of Termination, the Holding Company will cause to be continued life, medical, dental and disability coverage substantially equivalent to the coverage maintained by the Holding Company or its Subsidiaries for Executive prior to his termination at no premium cost to the Executive. Such coverage shall cease upon the later of (i) the expiration of the remaining term of this Agreement or (ii) the end of the month of the first anniversary of the Executive’s Date of Termination. If the provision of any of the benefits covered by this Section 4(c) would trigger the 20% excise tax and interest penalties under Section 409A of the Code, then the benefit(s) that would trigger such tax and interest penalties shall not be provided (collectively the “Excluded Benefits”), and in lieu of the Excluded Benefits the Holding Company will pay to the Executive, in a lump sum within thirty business days following termination of employment or thirty business days after such determination, should it occur after termination of employment, a cash amount equal to the cost to the Holding Company of providing the Excluded Benefits. Such lump sum payment will be subject to delayed payment pursuant to Section 22 hereof, if applicable.

5.	CHANGE IN CONTROL.

(a) For purposes of this Agreement, a “Change in Control” of the Holding Company or the Bank shall mean an event of a nature that; (i) would be required to be reported in response to Item 5.01 of the current report on Form 8-K, as in effect on the date hereof, pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”); or (ii) results in a Change in Control of the Bank or the Holding Company within the meaning of the Home Owners’ Loan Act of 1933, as amended, the Federal Deposit Insurance Act, or the Rules and Regulations promulgated by the Office of the Comptroller of the Currency or its predecessor agency (collectively, the “OCC”), as in effect on the date hereof (provided, that in applying the definition of change in control as set forth under the rules and regulations of the OCC, the Board shall substitute its judgment for that of the OCC); or (iii) without limitation such a Change in Control shall be deemed to have occurred at such time as (A) any “person” (as the term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of voting securities of the Bank or the Holding Company representing 20% or more of the Bank’s or the Holding Company’s outstanding voting securities or right to acquire such securities except for any voting securities of the Bank purchased by the Holding Company and any voting securities purchased by any employee benefit plan of the Holding Company or its Subsidiaries; or (B) individuals who constitute the Board on the date hereof (the “Incumbent Board”) cease for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to the date hereof whose election was approved by a vote of at least three-quarters of the directors comprising the Incumbent Board, or whose nomination for election by the Company’s stockholders was approved by a Nominating Committee solely composed of members which are Incumbent Board members, shall be, for purposes of this clause (B), considered as though he were a member of the Incumbent Board; or (C) a plan of reorganization, merger, consolidation, sale of all or substantially all the assets of the Bank or the Holding Company or similar transaction occurs or is effectuated in which the Bank or Holding Company is not the resulting entity; provided, however, that such an event listed above will be deemed to have occurred or to have been effectuated upon the receipt of all required federal regulatory approvals not including the lapse of any statutory waiting periods; or (D) a proxy statement has been distributed soliciting proxies from stockholders of the Holding Company, by someone other than the current management of the Holding Company, seeking stockholder approval of a plan of reorganization, merger or consolidation of the Holding Company or Bank with one or more corporations as a result of which the outstanding shares of the class of securities then subject to such plan or transaction are exchanged for or converted into cash or property or securities not issued by the Bank or the Holding Company shall be distributed; or (E) a tender offer is made for 20% or more of the voting securities of the Bank or Holding Company then outstanding.

(b) If a Change in Control has occurred pursuant to Section 5(a) or the Board has determined that a Change in Control has occurred, Executive shall be entitled to the benefits provided in paragraphs (c) and, (d), of this Section 5 upon his subsequent termination of employment at any time during the term of this Agreement due to (i) Executive’s dismissal unless such termination is because of his death or Termination for Cause, or (ii) Executive’s resignation for “Good Reason” as defined in Section 4(a).

(c) Upon the Executive’s entitlement to benefits pursuant to Section 5(b), the Holding Company shall pay Executive, or in the event of his subsequent death, his beneficiary or beneficiaries, or his estate, as the case may be, as severance pay or liquidated damages, or both, a sum equal to the greater of: (i) the payments due for the remaining term of the Agreement; or (ii) three (3) times Executive’s average annual compensation for the five (5) preceding taxable years or such lesser number of years in the event that Executive shall have been employed by the Holding Company for less than five (5) years. Such annual compensation shall include Base Salary, commissions; bonuses, contributions on behalf of Executive to any pension and profit sharing plan, severance payments, directors or committee fees and fringe benefits paid or to be paid to the Executive during such years. Such payment shall be made in a lump sum within five business days of the date Executive becomes entitled to benefits pursuant to Section 5(b), subject to delayed payment pursuant to Section 22 hereof if applicable. Any such payment may also be delayed where the Bank reasonably anticipates that the making of the payment will violate Federal securities laws or other applicable law; provided that the payment is made at the earliest date at which the Bank reasonably anticipates that the making of the payment will not cause such violation. Such payments shall not be reduced in the event Executive obtains other employment following termination of employment.

(d) Upon the Executive’s entitlement to benefits pursuant to Section 5(b), the Company will cause to be continued life, medical, dental and disability coverage substantially equivalent to the coverage maintained by the Bank for Executive at no premium cost to Executive prior to his severance. Such coverage and payments shall cease upon the expiration of thirty-six (36) months following the Change in Control. If the provision of any of the benefits covered by this Section 5(d) would trigger the 20% excise tax and interest penalties under Section 409A of the Code, then the benefit(s) that would trigger such tax and interest penalties shall not be provided (collectively the “Excluded Benefits”), and in lieu of the Excluded Benefits the Holding Company will pay to the Executive, in a lump sum within thirty business days following termination of employment or thirty business days after such determination, should it occur after termination of employment, a cash amount equal to the cost to the Holding Company of providing the Excluded Benefits. Such cash payment will be subject to delayed payment pursuant to Section 22 hereof, if applicable.

6.	CHANGE OF CONTROL RELATED PROVISIONS.

Notwithstanding the provisions of Section 5, in the event that:

(a) the aggregate payments or benefits to be made or afforded to Executive, which are deemed to be parachute payments as defined in Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) or any successor thereof, (the “Termination Benefits”) would be deemed to include an “excess parachute payment” under Section 280G of the Code; and

(b) if such Termination Benefits were reduced to an amount (the “Non-Triggering Amount”), the value of which is one dollar ($1.00) less than an amount equal to three (3) times Executive’s “base amount,” as determined in accordance with said Section 280G and the Non-Triggering

Amount less the product of the marginal rate of any applicable state and federal income tax and the Non Triggering Amount would be greater than the aggregate value of the Termination Benefits (without such reduction) minus (i) the amount of tax required to be paid by the Executive thereon by Section 4999 of the Code and further minus (ii) the product of the Termination Benefits and the marginal rate of any applicable state and federal income tax, then the Termination Benefits shall be reduced to the Non-Triggering Amount. The allocation of the reduction required hereby among the Termination Benefits shall be determined by the Holding Company.

7.	TERMINATION FOR CAUSE.

The term “Termination for Cause” shall mean termination because of a material loss to the Holding Company or one of its Subsidiaries caused by the Executive’s intentional failure to perform stated duties, personal dishonesty, willful violation of any law, rule, regulation (other than traffic violations or similar offenses), final cease and desist order or material breach of any provision of this Agreement. For purposes of this Section, no act, or the failure to act, on Executive’s part shall be “willful” unless done, or omitted to be done, not in good faith and without reasonable belief that the action or omission was in the best interest of the Holding Company or its Subsidiaries. Notwithstanding the foregoing, Executive shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to him a Notice of Termination which shall include a copy of a resolution duly adopted by the affirmative vote of not less than three-fourths of the members of the Board at a meeting of the Board called and held for that purpose (after reasonable notice to Executive and an opportunity for him, together with counsel, to be heard before the Board), finding that in the good faith opinion of the Board, Executive was guilty of conduct justifying Termination for Cause and specifying the particulars thereof in detail. The Executive shall not have the right to receive compensation or other benefits for any period after Termination for Cause. During the period beginning on the date of the Notice of Termination for Cause pursuant to Section 8 hereof through the Date of Termination, stock options and related limited rights granted to Executive under any stock option plan shall not be exercisable nor shall any unvested awards granted to Executive under any stock benefit plan of the Holding Company or its Subsidiaries vest. At the Date of Termination, such stock options and related limited rights and such unvested awards shall become null and void and shall not be exercisable by or delivered to Executive at any time subsequent to such Date of Termination for Cause.

8.	NOTICE.

(a) Any purported termination by the Holding Company or by Executive shall be communicated by Notice of Termination to the other party hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a written notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s. employment under the provision so indicated.

(b) “Date of Termination” shall mean the date specified in the Notice of Termination (which, in the case of a Termination for Cause, shall not be less than thirty (30) days from the date such Notice of Termination is given).

(c) If, within thirty (30) days after any Notice of Termination is given, the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the termination, except upon the occurrence of a Change in Control and voluntary termination by the Executive in which case the Date of Termination shall be the date specified in the Notice, the Date of Termination shall be the date on which the dispute is finally determined, either by mutual written agreement of the parties, by a binding arbitration award, or by a final judgment, order or decree of a court of competent jurisdiction (the time for appeal therefrom having expired and no appeal having been perfected) and provided further that the Date of Termination shall be extended by a notice of dispute only if such notice is given in good faith and the party giving such notice pursues the resolution of such dispute with reasonable diligence. Notwithstanding the pendency of any such dispute, the Holding Company will continue to pay Executive his full compensation in effect when the notice giving rise to the dispute was given (including, but not limited to, Base Salary) and continue him as a participant in all compensation, benefit and insurance plans in which he was participating when the notice of dispute was given, until the dispute is finally resolved in accordance with this Agreement. Amounts paid under this Section are in addition to all other amounts due under this Agreement and shall not be offset against or reduce any other amounts due under this Agreement.

9.	POST-TERMINATION OBLIGATIONS.

All payments and benefits to Executive under this Agreement shall be subject to Executive’s compliance with this Section 9 for one (1) full year after the earlier of the expiration of this Agreement or termination of Executive’s employment with the Holding Company. Executive shall, upon reasonable notice, furnish such information and assistance to the Holding Company as may reasonably be required by the Holding Company in connection with any litigation in which it or any of its subsidiaries or affiliates is, or may become, a party.

10.	NON-COMPETITION, NON-DISCLOSURE AND NON-SOLICITATION.

(a) Upon any termination of Executive’s employment hereunder pursuant to Section 4 hereof, Executive agrees not to compete with the Holding Company or its Subsidiaries for a period of one (1) year following such termination in any city, town or county in which the Executive’s normal business office is located and the Holding Company or any of its Subsidiaries has an office or has filed an application for regulatory approval to establish an office, determined as of the effective date of such termination, except as agreed to pursuant to a resolution duly adopted by the Board. Executive agrees that during such period and within said cities, towns and counties, Executive shall not work for or advise, consult or otherwise serve with, directly or indirectly, any entity whose business materially competes with the depository, lending or other business activities of the Holding Company or its Subsidiaries. The parties hereto, recognizing that irreparable injury will result to the Holding Company or its Subsidiaries, its business and property in the event of Executive’s breach of this Subsection 10(a) agree that in the event of any such breach by Executive, the Holding Company or its Subsidiaries will be entitled, in addition to any other remedies and damages available, to an injunction to restrain the violation hereof by Executive, Executive’s partners, agents, servants, employees and all persons acting for or under the direction of Executive. Executive represents and admits that in the event of the termination of his employment pursuant to Section 7 hereof, Executive’s experience and capabilities are such that Executive can obtain employment in a business engaged in other lines and/or of a different nature than the Holding Company or its Subsidiaries, and that the enforcement of a remedy by way of injunction will not prevent Executive from earning a livelihood. Nothing herein will be construed as prohibiting the Holding Company or its Subsidiaries from pursuing any other remedies available to the Holding Company or its Subsidiaries for such breach or threatened breach, including the recovery of damages from Executive.

(b) Executive recognizes and acknowledges that the knowledge of the business activities and plans for business activities of the Holding Company and its Subsidiaries as it may exist from time to time, is a valuable, special and unique asset of the business of the Holding Company and its Subsidiaries. Executive will not, during or after the term of his employment, disclose any knowledge of the past, present, planned or considered business activities of the Holding Company and its Subsidiaries thereof to any person, firm, corporation, or other entity for any reason or purpose whatsoever unless expressly authorized by the Board of Directors or required by law. Notwithstanding the foregoing, Executive may disclose any knowledge of banking, financial and/or economic principles, concepts or ideas which are not solely and exclusively derived from the business plans and- activities of the Holding Company. In the event of a breach or threatened breach by the Executive of the provisions of this Section, the Holding Company will be entitled to an injunction restraining Executive from disclosing, in whole or in part, the knowledge of the past, present, planned or considered business activities of the Holding Company or its Subsidiaries or from rendering any services to any person, firm, corporation, other entity to whom such knowledge, in whole or in part, has been disclosed or is threatened to be disclosed. Nothing herein will be construed as prohibiting the Holding Company from pursuing any other remedies available to the Holding Company for such breach or threatened breach, including the recovery of damages from Executive.

(c) During the term of this Agreement and for a period of twelve (12) months from and after the date that Executive is (for any reason) no longer employed by the Holding Company or for a period of twelve (12) months from the date of entry by a court of competent jurisdiction of a final judgment enforcing this covenant in the event of a breach by Executive, whichever is longer, Executive covenants and agrees that he will not, directly or indirectly, either as a principal, agent, employee, employer, stockholder, co-partner or in any other individual or representative capacity whatsoever: (i) solicit, or assist any other person or business entity in soliciting, any depositors, borrowers or other customers of the Holding Company or its Subsidiaries to make deposits in or to become customers of any other financial institution offering banking and financial products and services substantially similar to those offered by the Holding Company or its Subsidiaries on any date on which the conduct at issue occurs; or (ii) induce any individuals to terminate their employment with the Holding Company or any of its Subsidiaries if those individuals provide, or have provided during all or part of the covenant period described in this Section 10, accounting, credit, lending, information technology, account management or personal banking services for the Holding Company or any of its Subsidiaries or any other types of services that give those individuals significant contact with or knowledge of the customer base of the Holding Company or any of its Subsidiaries.

11.	SOURCE OF PAYMENTS.

(a) All payments provided in this Agreement shall be timely paid in cash or check from the general funds of the Holding Company subject to Section 11(b).

(b) Notwithstanding any provision herein to the contrary, to the extent that payments and benefits, as provided by this Agreement, are paid to or received by Executive under the Employment Agreement dated February 22, 2013 between Executive and the Bank (the “Bank Agreement”), such compensation payments and benefits paid by the Bank will be subtracted from any amount due simultaneously to Executive under similar provisions of this Agreement. Payments pursuant to this Agreement and the Bank Agreement shall be allocated in proportion to the level of activity and the time expended on such activities by the Executive as determined by the Holding Company and the Bank on a quarterly basis.

12.	EFFECT ON PRIOR AGREEMENTS AND EXISTING BENEFITS PLANS.

This Agreement contains the entire understanding between the parties hereto and supersedes any prior employment agreement between the Holding Company or any predecessor of the Holding Company and Executive, except that this Agreement shall not affect or operate to reduce any benefit or compensation inuring to the Executive of a kind elsewhere provided. No provision of this Agreement shall be interpreted to mean that Executive is subject to receiving fewer benefits provided under any other agreement or plan with the Holding Company or the Bank than those available to him without reference to this Agreement.

13.	NO ATTACHMENT.

(a) Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation, or to execution, attachment, levy, or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to affect any such action shall be null, void, and of no effect.

(b) This Agreement shall be binding upon, and inure to the benefit of, Executive and the Holding Company and their respective successors and assigns.

14.	MODIFICATION AND WAIVER.

(a) This Agreement may not be modified or amended except by an instrument in writing signed by the parties hereto.

(b) No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future as to any act other than that specifically waived.

15.	SEVERABILITY.

If, for any reason, any provision of this Agreement, or any part of any provision, is held invalid, such invalidity shall not affect any other provision of this Agreement or any part of such provision not held so invalid, and each such other provision and part thereof shall to the full extent consistent with law continue in full force and effect.

16.	HEADINGS FOR REFERENCE ONLY.

The headings of sections and paragraphs herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

17.	GOVERNING LAW.

This Agreement shall be governed by the laws of the State of Delaware, unless otherwise specified herein.

18.	ARBITRATION.

Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration, conducted before a panel of three arbitrators sitting in a location selected by the Executive within fifty (50) miles from the location of the Bank, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator’s award in any court having jurisdiction; provided, however, that Executive shall be entitled to seek specific performance of his right to be paid until the Date of Termination during the pendency of any dispute or controversy arising under or in connection with this Agreement.

In the event any dispute or controversy arising under or in connection with Executive’s termination is resolved in favor of the Executive, whether by judgment, arbitration or settlement, Executive shall be entitled to the payment of all back-pay, including salary, bonuses and any other cash compensation, fringe benefits and any compensation and benefits due Executive under this Agreement.

19.	PAYMENT OF LEGAL FEES.

All reasonable legal fees paid or incurred by Executive pursuant to any dispute or question of interpretation relating to this Agreement shall be paid or reimbursed by the Holding Company, if Executive is successful pursuant to a legal judgment, arbitration or settlement.

20.	INDEMNIFICATION.

The Holding Company shall provide Executive (including his heirs, executors and administrators) with coverage under a standard directors’ and officers’ liability insurance policy at its expense, and shall indemnify Executive (and his heirs, executors and administrators) to the fullest extent permitted under Delaware law against all expenses and liabilities reasonably incurred by him in connection with or arising out of any action, suit or proceeding in which he may be involved by reason of his having been a director or officer of the Holding Company (whether or not he continues to be a director or officer at the time of incurring such expenses or liabilities), such expenses and liabilities to include, but not be limited to, judgments, court costs and attorneys’ fees and the cost of reasonable settlements.

21.	SUCCESSOR TO THE HOLDING COMPANY.

The Holding Company shall require any successor or assignee, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all the business or assets of the Bank or the Holding Company, expressly and unconditionally to assume and agree to perform the Holding Company’s obligations under this Agreement, in the same manner and to the same extent that the Holding Company would be required to perform if no such succession or assignment had taken place.

22.	APPLICATION OF SECTION 409A OF THE CODE.

(a) To the extent applicable, it is intended that this Agreement comply with the provisions of Section 409A of the Code, so as to prevent inclusion in gross income of any amounts payable or benefits provided hereunder in a taxable year that is prior to the taxable year or years in which such amounts or benefits would otherwise actually be distributed, provided or otherwise made available to the Executive. This Agreement shall be construed, administered, and governed in a manner consistent with this intent and the following provisions of this Section shall control over any contrary provisions of this Agreement.

(b) In the event Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code and delayed payment of any amount or commencement of any benefit under this Agreement is required to avoid a prohibited distribution under Section 409A(a)(2) of the Code, then (i) amounts payable in connection with Executive’s termination of employment will be delayed and paid, with interest at the short term applicable federal rate as in effect as of the termination date, in a single lump sum six months thereafter (or if earlier, the date of Executive’s death) and (ii) with respect to medical and welfare benefits, Executive shall be entitled to bear the cost of such benefits for six months following such termination date, after which time the Holding Company shall continue to provide such benefits for the period they would otherwise have been provided, commencing from the six month anniversary of the Executive’s termination date.

(c) Payments and benefits hereunder upon Executive’s termination or severance of employment with the Holding Company that constitute deferred compensation under Code Section 409A payable shall be paid or provided only at the time of a termination of Executive’s employment which constitutes a “separation from service” within the meaning of Code Section 409A (subject to a possible six-month delay pursuant to Subsection (b) above).

(d) For purposes of Code Section 409A, the right to a series of payments under this Agreement shall be treated as a right to a series of separate payments so that each payment hereunder is designated as a separate payment for purposes of Code Section 409A.

(e) All reimbursements and in kind benefits provided under this Agreement, including, but not limited to, payments under Sections 3, 19 and 20, shall be made or provided in accordance with the requirements of Code Section 409A, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during Executive’s lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement, or in kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in kind benefits to be provided, in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement or in kind benefits is not subject to liquidation or exchange for another benefit.

(f) References in this Agreement to Code Section 409A include both that section of the Code itself and any guidance promulgated thereunder.

SIGNATURES

IN WITNESS WHEREOF, OceanFirst Financial Corp. has caused this Agreement to be executed and its seal to be affixed hereunto by its duly authorized officer and its directors, and Executive has signed this Agreement, on the 22nd day of February, 2013.

ATTEST:	OCEANFIRST FINANCIAL CORP.

/s/ Steven J. Tsimbinos	By:	/s/ John R. Garbarino
Secretary	For Entire Board of Directors

[SEAL]

WITNESS:

/s/	/s/ Christopher D. Maher
Executive

Schedule A

Calendar Year	Executive’s Attained Age During Calendar Year	Credit Amount
2014	48	27,719
2015	49	29,429
2016	50	31,244
2017	51	33,171
2018	52	35,217
2019	53	37,389
2020	54	39,695
2021	55	42,144
2022	56	44,743
2023	57	47,503
2024	58	50,432
2025	59	53,543
2026	60	56,845
2027	61	60,352
2028	62	64,074
2029	63	68,026
2030	64	72,222
2031	65	76,676
2032	66	60,147